Exhibit (e)(8)

CONFIDENTIALITY AGREEMENT

May 24, 2001

Phoenix Technologies Ltd.
411 East Plumeria Drive
San Jose, CA 95134

Attention: Mr. Albert E. Sisto

You have requested that inSilicon Corporation (the “Company”) provide certain confidential information to you and your Representatives (as defined below) concerning the business, financial condition, operations, assets and liabilities of the Company in connection with your internal, confidential evaluation of your investment in the Company (the “Confidential Evaluation,” which term includes, without limitation, your determination of what actions, if any, you might wish to initiate as the controlling stockholder of the Company, and your evaluation of a possible transaction (a “Possible Transaction”) between the Company and you or a third party (an “Interested Third Party”). As a condition to such information being furnished to you and your Representatives (as hereinafter defined), you agree to treat any information concerning the Company (whether prepared by the Company, its Representatives or otherwise and irrespective of the form of communication) which is furnished to you or to your Representatives now or in the future or has been heretofore furnished to you or your Representatives by or on behalf of the Company (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions as hereinafter set forth. As used in this letter, a person’s “Representatives” shall include the directors, officers, employees, agents or advisors of such party and those of its parent company, subsidiaries and affiliates (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors). Notwithstanding any other provision hereof, the Company reserves the right not to make available hereunder any information, the provision of which is determined by it, in its sole discretion, to be inadvisable, inappropriate, or subject to other restrictions on disclosure, whether contractual, legal or fiduciary.

The term “Evaluation Material” also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by the Company or you or your Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to you or your Representatives pursuant hereto (in whatever form maintained, whether documentary, computer storage or otherwise). The term Evaluation Material does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was within your possession prior to its being furnished to you by or on behalf of the Company pursuant hereto, provided that the source of such information was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information or (iii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information.

As a condition to the Company’s permission for you to proceed with your investigation and in order to induce the Company to disclose information to you and to permit you to disclose information to an Interested Third Party, you hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of your Confidential Evaluation and for no other purpose, that the Evaluation Material will be kept confidential in accordance with the terms of this letter agreement, and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that: (i) you may make any disclosure of the Evaluation Material to which and to whom the Company gives its consent; (ii) any of the Evaluation Material may be disclosed to your Representatives who need to know such information for the sole purpose of your Confidential Evaluation; and (iii) any Evaluation Material may be disclosed to a an Interested Third Party, provided such Interested Third Party needs to know such information for the sole purpose of a Possible Transaction, and such Interested Third Party executes a letter agreement in a form reasonably acceptable to the Company (an “Interested Third Party Agreement”). In any event, you agree to undertake reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material, to accept responsibility for any breach of this letter agreement by any of your Representatives, and at your sole expense to take all reasonable measures (including but not limited to court proceedings) to restrain your Representatives from prohibited or unauthorized disclosure or uses of the Evaluation Material. It is expressly agreed that Interested Third Parties are not your Representatives for purposes of this letter agreement.

In addition, you agree that, without the prior written consent of the Company, you and your Representatives will not disclose to any other person the fact that the Evaluation Material has been made available to any Interested Third Party, or any other facts with respect thereto, including the status thereof (collectively, the “Discussion Information”); provided, however that you may make such disclosure if, and solely to the extent that, you have received the advice of your outside counsel that such disclosure must be made by you in order to comply with applicable law; provided further, that any such permitted disclosure shall not affect or impair your obligations of confidentiality with respect to the Evaluation Material; and provided further, that you may make such disclosure to the extent of disclosure previously released. The term “person” as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material or Discussion Information, you shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, in the written opinion of counsel, legally compelled to disclose Evaluation Material or Discussion Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, you or your Representatives may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material or Discussion Information which such counsel advises you is legally required to be disclosed, provided that you exercise your best efforts to preserve the confidentiality of the Evaluation Material and the Discussion Information, including, without limitation, by cooperating with the Company at the Company’s expense to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material and the Discussion Information by such tribunal.

If you decide that you do not wish to continue your Confidential Evaluation, you will promptly inform the Company of that decision. In that case, or at any time upon the request of the Company for any reason, you will take commercially reasonable steps to promptly either deliver to the Company or destroy all Evaluation Material (and all copies thereof in whatever form maintained) whether (i) furnished to you or your Representatives by or on behalf of the Company pursuant hereto or (ii) prepared by you or your Representatives and you shall provide the Company with a certificate of compliance with this sentence signed by your chief financial officer or other executive officer. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

You understand and acknowledge that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its Representatives shall have any liability to you (or to any of your Representatives to whom you make disclosure of any of the Evaluation Material) relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement to which the Company is a party regarding any transactions contemplated hereby, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

You agree that only the individuals listed on Exhibit A expanded to include Wayne Cantwell and Bryan Leblanc hereto may be requested to provide Evaluation Material to you or to consent or waive any rights of the Company on the Company’s behalf. You further acknowledge and agree that the Company will not provide Evaluation Material to third parties unless and until one of the individuals listed on Exhibit A agrees. Notwithstanding the foregoing, any person listed on Exhibit A is hereby authorized to amend or supplement Exhibit A at any time by giving you written notice thereof.

You understand and agree that the Company will not have any direct contact with any Interested Third Party without your prior written consent.

In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of two years, neither you nor any of your affiliates will solicit to employ any of the officers or employees of the Company with whom you have had contact or who was specifically identified to you by the Company or any of its Representatives for purposes hereof during the period of your investigation of the Company, so long as they are employed by the Company, without obtaining the prior written consent of the Company; provided, however, that the foregoing restriction shall not (a) restrict you from hiring any such individual that contacts you on his or her own initiative, or (b) apply to general solicitations to hire through the use of advertising, recruiter or otherwise. Such two-year period shall be measured from, and expire two years following, the later of (i) the date of this letter agreement, (ii) the date of last contact by you or any of your Representatives with the applicable officer or employee or (iii) the date on which the applicable officer or employee was identified to you or any of your Representatives by the Company or any of its Representatives for purposes hereof.

To the extent that any Evaluation Material may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, you and we understand and agree that we and you have a commonality of interest with respect to such matters and it is our and your desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Evaluation Material that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this agreement, and under the joint defense doctrine.

To the extent the Evaluation Material includes or otherwise involves intellectual property, technical data, technology, processes, trade secrets or know-how, disclosure thereof by or on behalf of the Company shall not be construed as the grant of any license or any right to use the same.

You acknowledge and agree that you are aware (and that your Representatives are aware or, upon receipt of any Evaluation Material, will be advised by you) of the restrictions imposed by the United States federal securities laws and other applicable foreign and domestic laws on a person possessing material non-public information about a public company and that you and your Representatives will comply with such laws.

You understand and agree that no contract or agreement providing for any Possible Transaction shall be deemed to exist between you and the Company or an Interested Third Party and the Company unless and until a final definitive agreement has been executed and delivered by the Company. You also agree that unless and until a final definitive agreement regarding a Possible Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a Possible Transaction by virtue of this letter agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a Possible Transaction including the Company, and to terminate discussions and negotiations with you at any time. You further understand that (i) the Company and its Representatives shall be free to conduct any process for any transaction involving the Company, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement therewith without prior notice to you or any other person) and (ii) any procedures relating to such process or transaction may be changed at any time without notice to you or any other person. Neither this paragraph nor any other provision in this agreement or any Interested Third Party Agreement can be waived without the consent of the

Company (and with respect to the first two sentences of this paragraph, your consent) or amended except by written consent of the Company, which waiver, amendment, or consent shall specifically refer to this paragraph (or such provision) and explicitly make such waiver or amendment.

It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by you or any of your Representatives and that the Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company.

This letter agreement is for the benefit of the Company, its Representatives and their respective directors, officers, stockholders, owners, affiliates, and agents, and shall be governed by and construed in accordance with the laws of the State of California (the “Subject State”) applicable to agreements made and to be performed entirely within the Subject State. You also hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the Subject State and of the United States of America located in the Subject State for any actions, suits or proceedings arising out of or relating to this agreement and the transactions contemplated hereby (and you agree not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court). You hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby, in the courts of the Subject State or the United States of America located in the Subject State, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

This letter agreement shall terminate two years from the later of (i) the date hereof, or (ii) the closing of a Possible Transaction within two years from the date hereof.

This letter agreement contains the entire agreement between the Company and you regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between us and you regarding such subject matters. Notwithstanding the foregoing, nothing in the letter agreement is intended to affect or impair the rights and obligations of either the Company or you under the Initial Public Offering Agreement dated as of November 30, 1999 or any other intercompany agreements by and between the Company and you; provided however, that all information in your possession or in the possession of your Representatives as of the date hereof or in the future, which falls under the definition of Evaluation Material and which is obtained pursuant to such Agreement, shall for all purposes of this letter agreement be treated as Evaluation Material.

This letter agreement may be signed in counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

Please confirm your agreement with the foregoing by having a duly authorized officer of your organization sign and return one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

INSILICON CORPORATION

/s/ JOSEPH E. HUSTEIN

Joseph E. Hustein,
Vice President, General Counsel and Secretary

ACCEPTED AND AGREED TO AS OF
THE DATE FIRST WRITTEN ABOVE:

PHOENIX TECHNOLOGIES LTD.

By:	/s/ LINDA MOORE

Name:	Linda Moore

Title:	Vice President, General Counsel

and Secretary

Exhibit A
Company Authorized Individuals

The following persons are authorized to act on behalf of the Company with respect to the Confidentiality Agreement:

•	Wayne Cantwell, CEO

•	Bryan Leblanc, CFO

•	Joseph E. Hustein, Vice President, General Counsel and Secretary

A-1